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                     [ALLIANT ENERGY]

                                                    Alliant Energy
                                                    Worldwide Headquarters
                                                    222 West Washington Ave.
                                                    P.O. Box 192
                                                    Madison, WI 53701-0192
                                                    www.alliantenergy.com
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News Release
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For immediate release          Contact:  Chris Schoenherr (608)252-3924 (Media)
                                         Eric Mott (608) 252-3391 (Finance)

Alliant Energy Resources Completes $300 Million Private Placement of Senior
Notes

Madison, Wis. - November 15, 2001 - Alliant Energy Corporation (NYSE: LNT) announced today that its wholly-owned subsidiary, Alliant Energy Resources, Inc., completed a private placement of senior notes in accordance with Rule 144A under the Securities Act of 1933. The senior notes were issued in the aggregate principal amount of $300 million with an interest rate of 7% and will be due in 2011. Alliant Energy Corporation has agreed to unconditionally guarantee the payment of principal and interest on the senior notes.

Alliant Energy Resources will apply the approximately $297.2 million of net proceeds from the private placement to repay its short-term debt, which was incurred to fund additional working capital, finance capital expenditures, fund acquisitions and investments, and for other general corporate purposes.

The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration under such Act or an applicable exemption from the registration requirements. The senior notes were rated BBB+ by Standard & Poor's and Baa1 by Moody's.

Alliant Energy Corporation (NYSE:LNT) is a growing energy-services provider with operations both domestically and internationally. Headquartered in Madison, Wis., Alliant Energy provides electric, natural gas, water and steam services to more than three million customers throughout the United States as well as in Australia, Brazil, China and New Zealand.